Exhibit 99.1

Editas Medicine Presents EDIT-401 Preclinical Data Demonstrating Robust Reductions in LDL-C, Lp(a), and ApoB in Non-Human Primates at the 94th European Atherosclerosis Society Congress

Single dose of EDIT-401 achieved ~90% or greater mean reductions in LDL-C, Lp(a), and ApoB in non-human primates

Data reinforce differentiated LDLR upregulation approach with rapid, dose-dependent effects on multiple atherogenic lipoproteins

Company on track to submit CTN by mid-2026 for EDIT-401 and achieve early in vivo human proof-of-concept data by the end of 2026

CAMBRIDGE, Mass., May 26, 2026 – Editas Medicine, Inc. (Nasdaq: EDIT), a pioneering gene editing company focused on developing transformative medicines for serious diseases, presented new preclinical data for EDIT-401, its lead in vivo development candidate, in an oral presentation at the 94th European Atherosclerosis Society (EAS) Congress in Athens, Greece on May 25, 2026. In the data presented, EDIT-401 achieved robust reductions in LDL-cholesterol (LDL-C), lipoprotein(a) (Lp(a)), and apolipoprotein B (ApoB) in non-human primates (NHPs), supporting its potential as a best-in-class medicine for hyperlipidemia.

Key EDIT-401 preclinical data in NHPs presented include:

•	A single dose of EDIT-401 achieved ≥90% mean reduction in LDL-C, with rapid and dose-dependent effect.
•	EDIT-401 achieved rapid, dose dependent ~90% mean reduction in Lp(a), an independent risk factor for atherosclerotic cardiovascular disease (ASCVD).
•	EDIT-401 achieved rapid, dose-dependent ~90% mean reduction in ApoB, a key measure of total plaque-causing cholesterol particles and predictive measure for ASCVD.
•	Reductions in LDL-C, Lp(a), and ApoB were highly correlated, supporting a unified mechanism facilitated by LDLR upregulation.

“The consistent reductions of ~≥90 percent with EDIT-401 in LDL-C, Lp(a), and ApoB observed in these preclinical studies highlight the transformative potential of our LDLR upregulation approach to address multiple drivers of cardiovascular risk, including residual risk beyond LDL-C alone,” said Linda C. Burkly, Ph.D., Executive Vice President and Chief Scientific Officer, Editas Medicine. “These robust and consistent reductions across multiple atherogenic lipoproteins with a single dose further support EDIT-401 as a potentially best-in-class in vivo gene editing medicine for people living with hyperlipidemia.”

The abstract can be accessed on the EAS website, and the presentation is available on the Editas Medicine website.

Editas continues to advance preclinical studies for EDIT-401, including an ongoing Good Laboratory Practice (GLP) toxicology study in NHPs. Interim results from this study demonstrated EDIT-401 was well-tolerated with no adverse clinical observations, no notable treatment-related liver enzyme elevations, and no liver histopathology findings in non-GLP toxicology at the therapeutically relevant dose of 1.5 mg/kg.

The Company also received positive pre-IND feedback from the U.S. Food and Drug Administration (FDA) on its nonclinical package, CMC plans, and study design to support an Investigational New Drug Application (IND). The Company plans to submit a Clinical Trial Notification (CTN) in Australia to the Therapeutic Goods Administration (TGA) by mid-2026 to initiate a first-in-human clinical trial of EDIT-401 in patients with Heterozygous Familial Hypercholesterolemia (HeFH) later this year, and is on track to have early in vivo human proof-of-concept data for EDIT-401 by the end of 2026.

About Editas Medicine

As a pioneering gene editing company, Editas Medicine is focused on translating the power and potential of CRISPR genome editing systems into a robust pipeline of transformative in vivo medicines for people living with serious diseases around the world. Editas Medicine aims to discover, develop, manufacture, and commercialize durable, precision in vivo gene editing medicines for a broad class of diseases. Editas Medicine is the exclusive licensee of Broad Institute’s Cas12a patent estate and Broad Institute and Harvard University’s Cas9 patent estates for human medicines. For the latest information and scientific presentations, please visit www.editasmedicine.com.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of The Private Securities Litigation Reform Act of 1995. The words ‘‘anticipate,’’ ‘‘believe,’’ ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘target,’’ ‘‘should,’’ ‘‘would,’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this press release include statements regarding the initiation, timing, progress and results of the Company’s preclinical studies and its research and development programs, including initiating a first-in-human study for EDIT-401 in 2026 and achievement of early in vivo human proof-of-concept data for EDIT-401 by the end of 2026; the potential of, and expectations for, EDIT-401; and the timing or likelihood of regulatory filings and approvals, including submitting a CTN in Australia by mid-2026 for EDIT-401. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various important factors, including: uncertainties inherent in the initiation and completion of preclinical studies and clinical trials; availability and timing of results from preclinical studies and clinical trials; uncertainties relating to planned regulatory submissions to initiate clinical trials, including that results of preclinical studies will warrant such submissions or that regulatory agencies may require additional preclinical studies, that regulatory submissions shall occur on the expected timelines and that regulatory authorities will provide clearance for trials to be initiated; that the results and outcome of preclinical studies may not be predictive of the results of clinical trials; and the availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements. These and other risks are described in greater detail under the caption “Risk Factors” included in the Company’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission, as updated by the Company’s subsequent filings with the Securities and Exchange Commission, and in other filings that the Company may make with the Securities and Exchange Commission in the future. Any forward-looking statements contained in this press release represent the Company’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, the Company explicitly disclaims any obligation to update any forward-looking statements.

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